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Exhibit 3.2

FIRST AMENDED AND RESTATED
OPERATING AGREEMENT

MV Partners, LLC

Dated as of September 1, 2006

FIRST AMENDED AND RESTATED
OPERATING AGREEMENT

MV PARTNERS, LLC

        THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") is made and entered into as of September 1, 2006, by and between MV ENERGY, LLC, a Kansas limited liability company (herein sometimes called the "Class A Member"), and VAP-I, LLC, a Kansas limited liability company (herein sometimes called the "Class B Member").

RECITALS:

        A.    The Class A Member and the Class B Member have heretofore formed a Kansas limited liability company ("Company") pursuant to the terms of that certain Operating Agreement dated as of August 1, 2006 (the "Original Agreement").

        B.    The Company is the successor, by statutory conversion, to a Kansas limited partnership formed on March 26, 1998. Prior to the conversion of the Company to a limited liability company the Class A Member was the sole general partner of the limited partnership and the Class B Member was the sole limited partner.

        C.    The Class A Member and Class B Member wish to amend the Original Agreement and, by such amendment, supersede and replace the Original Agreement (in its entirety) with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein the parties hereto do hereby agree to amend and restate the Company's operating agreement as follows:

ARTICLE I

FORMATION OF LIMITED LIABILITY COMPANY

        Section 1.1. Formation.    The parties hereto have formed a limited liability company pursuant to the provisions of the Kansas Revised Limited Liability Company Act (K.S.A. 17-7662 et seq.) (such Act, as amended from time to time, or any successor statute or statutes thereto, being called the "Act") and the Original Agreement, which Company is hereby continued pursuant to the provisions of this Agreement. The Original Agreement is hereby superseded in its entirety, and the terms of this Agreement shall govern the Company and the Members as of the date hereof.

        Section 1.2. Name.    The name of the Company shall be MV Partners, LLC. Subject to all applicable laws, the business of the Company shall be conducted in the name of the Company unless, under the law of some jurisdiction in which the Company does business, such business must be conducted under another name. In such a case, the business of the Company in such jurisdiction may be conducted under such other name or names as the Manager shall determine to be necessary so long as it does not affect adversely the limited liability of the Members hereunder or jeopardize in any manner the title to or ownership of any Company Leases (as herein defined) or other assets. The Manager shall cause to be filed on behalf of the Company such Company or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

        Section 1.3. Business.    Subject to the other provisions of this Agreement, the business of the Company shall be: (a) to hold, maintain, renew, explore, drill, develop and operate the Assets (as defined herein) and additional Leases; (b) to produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and related hydrocarbons and minerals from the Assets and additional Leases; (c) to farm-out, sell, abandon and otherwise dispose of the Assets, additional Leases and other Company assets; (d) to enter into swaps, options, future contracts and other transactions to hedge or to otherwise minimize the risk associated with the fluctuation of prices to be received by the Company from the sale of oil, gas and related hydrocarbons and minerals from the Assets and any additional Leases acquired pursuant to the terms hereof; and (e) to take all such other actions incidental to any of the foregoing as the Manager may determine to be necessary and appropriate. Notwithstanding the foregoing and any other provision of this Agreement, the Company shall not acquire (i) any gas plant or similar facilities (other than facilities acquired as part of and at the same time as the acquisition of any of the Assets), (ii) any refining facilities or (iii) any transportation facilities except pipelines and gathering systems connecting the Assets or additional Leases acquired pursuant to the terms hereof with other gathering systems or transmission pipelines, or engage in the contract drilling business or any other business except as expressly permitted herein or approved by a Majority of the Members.

  Section 1.4. Places of Business, Registered Agent and Addresses.

        (a)   The principal United States office and place of business of the Company and its street address shall be 250 N. Water, Suite 300, Wichita, Kansas 67202. The Manager, at any time and from time to time, may change the location of the Company's principal United States office and place of business, provided notice thereof is concurrently given to the Members.

        (b)   The registered office of the Company in Kansas shall be 250 N. Water, Suite 300, Wichita, Kansas 67202, and the registered agent for service of process on the Company shall be David L. Murfin. The Manager, at any time and from time to time, may change the Company's registered office or registered agent or both by complying with the applicable provisions of the Act and giving concurrent notice thereof to the Members and may establish, appoint and change additional registered offices and registered agents of the Company in such other states as the Manager shall determine to be necessary or advisable.

        Section 1.5. Term.    The Company commenced upon the completion of filing for record of an initial Articles of Organization of the Company with the Secretary of State of the State of Kansas on August 1, 2006.

        Section 1.6. Filings.    Upon the request of the Manager, the Members shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the Manager to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of the Company as a limited liability company under the laws of the State of Kansas and for the qualification or reformation and operation of the Company as a limited liability company in all other jurisdictions where the Company shall propose to conduct business. Prior to the conducting of any business in any jurisdiction, the Manager shall: (a) to the full extent necessary to establish limited liability for the Members under the laws of such jurisdiction and otherwise to comply with the laws of such jurisdiction, cause the Company to comply with all requirements for the registration, qualification or reformation of the Company to conduct business as a limited liability company in such jurisdiction and (b) at the request of any Member, obtain an opinion of reputable counsel in such jurisdiction satisfactory in all respects to such Member as to such registration, qualification or reformation and as to the limited liability of the Members under the laws of such jurisdiction.

ARTICLE II

CERTAIN DEFINITIONS AND REFERENCES

        Section 2.1. Certain Defined Terms.    When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 2.1 or in the sections, subsections or other subdivisions referred to below:

        "Accounting Procedure" shall have the meaning assigned to such term in Section 5.6.

        "Acquisition Cost" shall mean the sum of (i) the price paid or contractually agreed to be paid for such Lease to the lessor, assignor or grantor of such Lease, including lease bonuses, advance rentals and other acquisition costs and (ii) title insurance or examination costs, broker's commissions, attorneys' fees, due diligence fees, filing fees, recording costs, and transfer and sales taxes, if any, and other similar costs incurred with respect to such Lease in connection with its acquisition, but excluding (without limitation) any actual, allocated or imputed interest expense.

        "Act" shall have the meaning assigned to such term in Section 1.1.

        "Adjusted Capital Account" shall mean the capital account maintained for each Member as of the end of each fiscal year, determined throughout the term of the Company in accordance with Section 8.1, (a) increased by (i) the amount of any unpaid Capital Contributions unconditionally agreed to be contributed by such Member under Article III, if any, (ii) an amount equal to such Member's allocable share of the Company's Minimum Gain, as computed on the last day of such fiscal year in accordance with applicable Treasury Regulations, and (iii) the amount of Company liabilities allocable to such Member under Section 752 of the Internal Revenue Code with respect to which such Member bears the economic risk of loss to the extent such liability does not constitute a Member Nonrecourse Debt, and (b) reduced by (i) the amount of all depletion deductions reasonably expected to be allocated to such Member in subsequent years and charged to such Member's capital account, (ii) the amount of all losses and deductions reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Internal Revenue Code and Treasury Regulation § 1.751-1(b)(2)(ii), and (iii) the amount of all distributions reasonably expected to be made to such Member to the extent they exceed offsetting increases to such Member's capital account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made.

        "Affiliate" shall mean (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of a Member, (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by a Member, (c) any person directly or indirectly controlling, controlled by or under common control with a Member, (d) any officer, director, member, manager or member of a Member or any person described in subsection (a), (b) or (c) of this paragraph or (e) any person related by blood, adoption or marriage to any person referred to in clause (c) or clause (d) of this paragraph. As used in this Agreement, the term "person" shall include an individual, an estate, a corporation, a partnership, a limited liability company, an association or other entity, a joint stock company and a trust.

        "Agreed Rate" shall mean a rate per annum equal to the then current prime rate quoted from time to time in the Central Edition of the Wall Street Journal as the prime rate, plus one percent.

        "Agreed Overhead Charge" shall have the meaning assigned to such term in Section 5.6.

        "Assets" shall mean all oil and gas Leases, lease options, interests, wells, equipment, contracts, easements, unitization agreements, licenses, and other assets of the Company.

        "Assignee" shall mean a Person to whom all or a part of the economic benefits of a Membership Interest has been transferred who has not been admitted as a Substitute Member. Assignees may not succeed to the voting rights of any Member unless subsequently admitted as a Substitute Member.

        "Capital Contributions" shall mean for any Member at the particular time in question the aggregate of the dollar amounts of any cash contributed to the capital of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash agreed to be contributed, or requested to be contributed, by such Member to the capital of the Company.

        "Capital Costs" shall mean (a) all geological and geophysical costs incurred by the Company to the extent any of such costs are incurred in connection with Company wells drilled or proposed to be drilled on the Assets, (b) all costs incurred by the Company in locating, drilling, completing, equipping, deepening or sidetracking a well located on the Assets, including without limitation (i) the costs of surveying and staking such well, the costs of any surface damages and the costs of clearing, coring, testing, logging and evaluating such well, (ii) the costs of casing, cement and cement services for such well, (iii) the cost of plugging and abandoning such well if it is determined that such well would not produce in commercial quantities and should be abandoned and (iv) all direct charges and overhead chargeable to the Company with respect to such well under any applicable operating agreement until such time as all operations are carried out as required by applicable regulations and sound engineering practices to make such well ready for production, including the installation and testing of wellhead equipment, or to plug and abandon a dry hole; (c) all costs incurred by the Company in recompleting or plugging back any Company well; (d) all costs incurred by the Company in reworking any Company well when the Company's share of such costs as set forth in the applicable authority for expenditure presented to the Company with respect thereto is greater than $50,000 (it being agreed that the Manager shall have the sole right and authority to approve all authority for expenditure requests); (e) all costs incurred by the Company in locating, drilling, completing, equipping, deepening or sidetracking any enhanced recovery producer or injector well (including the costs of all necessary surface equipment such as steam generators, compressors, water treating facilities, injection pumps, flow lines and steam lines) or otherwise conducting Enhanced Recovery Operations and (f) all costs incurred by the Company in constructing production facilities, pipelines and other facilities necessary to develop the Properties and produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and other hydrocarbons and minerals therefrom; but such term shall not include (without limitation) any Lease Operating and Production Costs.

        "Class A Member" shall mean MV Energy, LLC, a Kansas limited liability company, in its capacity as Class A Member of the Company and any person who becomes a substituted Member of the Company pursuant to the terms hereof.

        "Class B Member" shall mean VAP-I, LLC, a Kansas limited liability company and any person who becomes a substituted Member of the Company pursuant to the terms hereof.

        "Class A Unit" shall mean a Unit representing a Class A Membership Interest in the Company. There shall be 50 Class A Units outstanding.

        "Class B Unit" shall mean a Unit representing a Class B Membership Interest in the Company. There shall be 50 Class B Units outstanding.

        "Company" shall have the meaning assigned to it in Section 1.1.

        "Company Nonrecourse Liabilities" shall mean any nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the economic risk of loss within the meaning of Treasury Regulation Section 1.752-2.

        "Depletable Property" shall have the meaning assigned to such term in Section 4.3(b).

        "Enhanced Recovery Operations" shall mean any operations or project intended to increase the recovery of oil and/or gas from a pool by artificial means or by the application of energy extrinsic to the pool, which artificial means or application shall include (without limitation) pressuring, cycling, pressure maintenance, injection to the pool of a substance or form of energy, or other operations or projects that would be commonly considered secondary or tertiary operations or projects, but such term shall not include the injection in a well of a substance or form of energy for the sole purpose of (a) aiding in the lifting of fluids in the well, or (b) stimulation of the pool at or near the well by mechanical, chemical, thermal or explosive means.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

        "Lease" shall mean a lease, mineral interest, royalty or overriding royalty, fee right, mineral servitude, license, concession or other right covering oil, gas and related hydrocarbons (or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof, together with all appurtenances, easements, permits, licenses, servitudes and rights-of-way situated upon or used or held for future use in connection with such an interest or the exploration, development or operation thereof. A "Lease" shall also mean and include all rights and interests in all lands and interests unitized or pooled therewith pursuant to any law, rule, regulation or agreement and, if the context so requires, all equipment, fixtures, inventory and other personal property used or useful in connection with the drilling or production of oil, gas and other minerals attributable to such Lease.

        "Lease Operating and Production Costs" shall mean all costs incurred by the Company in connection with the maintenance of the Assets (except drilling and similar obligations the costs of which are classified as Capital Costs hereunder) and the production and marketing of oil, gas and related hydrocarbons from completed wells (including wells which have been involved in Enhanced Recovery Operations) in which the Company has an interest pursuant to this Agreement, including costs incurred for all delay rentals, shut-in royalties and similar payments, royalties on lost or flared gas or gas used for which payment is required, labor, fuel, repairs, transportation, supplies, utility charges, ad valorem, severance, excise and similar taxes, the cost of reworking any Company well (except to the extent provided in the definition of Capital Costs), the costs of plugging and abandoning any Company well (except to the extent provided in the definition of Capital Costs), and compensation to well operators, consultants and others and insurance in connection with the foregoing; but such term shall not include (without limitation)any Capital Costs.

        "Manager" shall mean MV Energy, LLC, a Kansas limited liability company, unless and until MV Energy, LLC resigns or is removed as such in accordance with the terms of this Agreement.

        "Majority of the Members" shall mean Members, including any Member which may have a conflict of interest with respect to the issue upon which a vote of the Members is sought, having voting Units in excess of fifty percent (50%) of the total Outstanding Units entitled to vote thereon (without regard to class). Only Members, and not Assignees, are entitled to vote.

        "Member Nonrecourse Debt" shall mean any nonrecourse debt of the Company (or portions thereof) for which any Member bears the economic risk of loss within the meaning of Treasury Regulation Section 1.752-2.

        "Member Nonrecourse Deductions" shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

        "Members" shall mean the Class A Member and the Class B Member.

        "Minimum Gain" shall mean (i) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) all Company properties which are subject to Company Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Treasury Regulations and (ii) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) the Company property that is subject to such liability in full satisfaction of such liability, computed in accordance with applicable Treasury Regulations.

        "Original Agreement" shall have the meaning assigned to such term in the Recitals hereto.

        "Outstanding Units" shall mean the total number of Units issued by the Company as shown to be outstanding on the Company's books and records, less any Units so shown and held by the Company. Unless otherwise expressly provided in this Agreement, Outstanding Units shall be determined without regard to the different Classes of Units.

        "Simulated Basis", "Simulated Gain", "Simulated Depletion" and "Simulated Loss" shall have the respective meanings assigned to such terms in Section 8.1(b).

        "Substitute Member" shall mean an Assignee who has been admitted to all of the rights of membership pursuant to this Agreement.

  Section 2.2. References and Construction.

        (a)   All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

        (b)   Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

        (c)   The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

        (d)   Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

        (e)   Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

        (f)    The word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

        (g)   No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

        (h)   All references herein to $                  or dollars shall mean to United States dollars.

        (i)    Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

ARTICLE III

CAPITALIZATION

        Section 3.1 Effect of Conversion in General.    As of August 1, 2006 the Company succeeded to and possessed and enjoyed, all the rights, privileges, immunities, powers and franchises, both of a public and a private nature, and became subject to all the restrictions, disabilities and duties of the former limited partnership to which the Members belonged, and all property, real, personal and mixed, all licenses, permits and contracts, and all debts due to such limited partnership on whatever account, belonging to such limited partnership, became vested in the Company, and all and every other interest thereafter became the property of the Company, as they were of limited partnership, and the title to any real estate vested by deed or otherwise in such limited partnership did not revert or be in any way impaired by reason of said conversion; provided, however, that all rights of creditors and all liens upon any property of said limited partnership became preserved unimpaired, limited in lien to the property affected by such liens at August 1, 2006, and all debts, liabilities and duties of the limited partnership attached to the Company and may be enforced against it to the same extent as if said debts, liabilities and duties has been incurred or contracted by the Company.

        Section 3.2. Contributions and Capital Accounts.    The Members shall not be obligated to make any Capital Contributions to the Company. The capital accounts of each Member of the Company as of August 1, 2006 shall be equal to the capital accounts of such member as a partner of the former limited partnership, without change.

        Section 3.3. Additional Contributions.    The Manager, with approval of a Majority of Members, may determine from time to time that additional Capital Contributions are needed to enable the Company to conduct its business. Upon making such a determination, the Manager shall give notice to all Members in writing at least ten business days prior to the date on which such Capital Contribution is due. Such notice shall set forth the amount of additional Capital Contribution needed, the purpose for which the Capital Contribution is needed, and the date by which the Members should contribute. Each Member shall be entitled to contribute a proportionate share of such additional Capital Contribution. No Member shall be obligated to make any such additional Capital Contribution. In the event any one or more Members do not make their additional Capital Contribution, the other members shall be given the opportunity to make such Capital Contributions in proportion to their pre-Capital Contribution Units (exclusive of Units held by said non-contributing Members) and shall subsequently have the right to receive a pro rata portion (in proportion to the relative additional Capital Contributions so made by them) of all distributions otherwise distributable to the non-contributing Member until the aggregate amount of such distributions equals two hundred percent (200%) of the amount of such additional Capital Contribution. All amounts paid to a Member pursuant to this Section 3.3 shall be treated as having been distributed to the non-contributing Member for all other purposes of this Agreement.

        Section 3.4. Return of Capital Contributions.    No interest shall accrue on any contributions to the capital of the Company; and no Member shall have the right to withdraw or be repaid any capital contributed by such Member except as provided in Sections 10.2 and 10.3. All interest which accrues on Company funds shall be allocated and credited to the Members in accordance with Section 4.2.

        Section 3.5. Payments and Advances by Manager.    The Manager shall have the right to pay any indebtedness or obligation of the Company out of funds of the Manager, and may bill the Company in the same manner that the Company may bill the Members. Further, if at any time the Manager advances funds to or on behalf of the Company or the Manager is required to pay any indebtedness or obligation of the Company in excess of the Capital Contributions of the Members agreed to be made in this Article III, such advance or payment shall constitute a loan by the Manager to the Company. If any such advance or payment is outstanding for more than 30 days, such advance or payment shall bear interest from the date first made at a rate equal to the Agreed Rate. No such advance or payment by the Manager shall be deemed to be a contribution by the Manager to the capital of the Company. Any advances by the Manager shall be subject to the limitations on borrowing specified in Section 6.2(a). Any loan made by the Manager hereunder to pay any costs or expenses allocated and charged to any Member shall be repaid (with payments to be applied first to the payment of interest and then to the repayment of principal) from the revenues that would otherwise be next distributed to such Member hereunder.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

        Section 4.1. Allocation of Costs and Expenses.    All costs and expenses of the Company shall be allocated and charged to the Members as follows:

        (a)   Costs and expenses paid with the proceeds of a Member Nonrecourse Debt shall be allocated to the Members in proportion to the ratio in which the Members bear the economic risk of loss for such Member Nonrecourse Debt.

        (b)   All other costs and expenses of the Company not specifically allocated above shall be allocated pro rata in accordance with Units, i.e. 50% to the Class A Member and 50% to the Class B Member.

  Section 4.2. Allocation of Revenues.

        (a)   All revenues of the Company (which shall not include Capital Contributions and loans to the Company) shall be allocated and credited to the Members as follows:

          (i)    Insurance proceeds, to the extent not otherwise expended by the Company to preserve and protect Company property in the event of an accident or other occurrence or to pay Company liabilities or other obligations arising from an accident or other occurrence, shall be allocated between the Members in the same manner as the revenues from the sale of the property to which such insurance proceeds related would be allocated under this Section 4.2.

          (ii)   All revenues used to repay any principal, interest or other amounts owing with respect to any Company borrowings or indebtedness shall be allocated to the Members in the same proportions as the costs and expenses paid with such borrowings or indebtedness were allocated to the Members (and, with respect to any indebtedness to which any property acquired by the Company is subject at the time of its acquisition, in the same proportions as costs are allocated under Section 4.1(b) at the time such property is acquired by the Company).

          (iii)  After making the allocation provided for in Section 4.2(a)(ii) and taking into account the revenues allocated therein, all additional revenues resulting from the sale or other disposition of Depletable Property (as defined in Section 4.3(b)) shall be allocated to the Members in the same percentages as the costs of the property sold were allocated, to the extent such revenues constitute a recovery of Simulated Basis of such Depletable Property, up to an amount equal to the Company's Simulated Basis in such property at the time of such sale or disposition. Thereafter, revenues resulting from any such sale or disposition shall be allocated to the Members in a manner which will cause the aggregate of all revenues allocated to the Members from such sale or disposition (to the extent possible) to equal the amounts which would have been allocated under Section 4.2(a)(v) in the absence of this Section 4.2(a)(iii).

          (iv)  All other revenues of the Company not specifically allocated above shall be allocated pro rata in accordance with Units, i.e. 50% to the Class A Member and 50% to the Class B Member.

        (b)   All dry hole and bottom hole and similar contributions shall not be considered to be revenues hereunder but shall be applied to reduce the Capital Costs of the respective wells to which they relate.

        Section 4.3. Income Tax Allocations.    Except as otherwise provided herein, for purposes of any applicable federal, state or local income tax law, rule or regulation items of income, gain, deduction, loss, credit and amount realized shall be allocated to the Members as follows:

        (a)   Income from the sale of oil or gas production and any credits allowed by Section 29 of the Internal Revenue Code relating thereto shall be allocated in the same manner as revenue therefrom is allocated and credited pursuant to Section 4.2.

        (b)   Cost and percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is subject to depletion (herein sometimes called "Depletable Property") shall be computed separately by the Members rather than the Company. For purposes of Section 613A(c)(7)(D) of the Internal Revenue Code, the Company's adjusted basis in each Depletable Property shall be allocated to the Members in proportion to each Member's respective share of the costs and expenses which entered into the Company's adjusted basis for each Depletable Property, and the amount realized on the sale or other disposition of each Depletable Property shall be allocated to the Members in proportion to each Member's respective share of the revenue from the sale or other disposition of such property provided for in Section 4.2(a)(iii) or Section 4.2(a)(iv), as applicable. For purposes of allocating amounts realized upon any such sale or disposition which are deemed to be received for federal income tax purposes and are attributable to Company indebtedness or indebtedness to which the Depletable Property is subject at the time of such sale or disposition, such amounts shall be allocated in the same manner as Company revenues used for the repayment of such indebtedness would have been allocated under Section 4.2(a)(ii).

        (c)   Items of deduction, loss and credit not specifically provided for above (other than loss from the sale or other disposition of Company property), including depreciation, cost recovery and amortization deductions, shall be allocated to the Members in the same manner that the costs and expenses of the Company that gave rise to such items of deduction, loss and credit were allocated pursuant to Section 4.1.

        (d)   Gain from the sale or other disposition of Company property that is not specifically provided for above shall be allocated to the Members in a manner which reflects each Member's allocable share of the revenue from the sale of the Company property provided for in Section 4.2, and loss from the sale or other disposition of Company property that is not specifically provided for above shall be allocated to the Members in a manner which reflects each Member's allocable share of the costs and expenses of the Company property provided for in Section 4.1.

        (e)   All recapture of income tax deductions resulting from the sale or other disposition of Company property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

        (f)    Income resulting from the Company's receipt of dry hole, bottom hole or similar contributions shall be allocated in the same manner as the costs to which they were applied were allocated.

        (g)   Any other items of Company income or gain not specifically provided for above shall be allocated in the same manner as the revenue that resulted in such income or gain is allocated and credited pursuant to Section 4.2.

        (h)   Notwithstanding any of the foregoing provisions of this Section 4.3 to the contrary:

          (i)    If during any fiscal year of the Company there is a net increase in Minimum Gain attributable to a Member Nonrecourse Debt that gives rise to Member Nonrecourse Deductions, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Member Nonrecourse Debt and then, if necessary, a pro rata portion of the Company's other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Member Nonrecourse Debt in the subsequent year) equal to such Member's share of Member Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

          (ii)   If for any fiscal year of the Company there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, each Member shall be allocated items of Company income and gain for such year (consisting first of gain recognized, including Simulated

  Gain, from the disposition of Company property subject to one or more Company Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Company's other items of income and gain, and if necessary, for subsequent years) equal to such Member's share of such net decrease (except to the extent such Member's share of such net decrease is caused by a change in debt structure with such Member commencing to bear the economic risk of loss as to all or part of any Company Nonrecourse Liability or by such Member contributing capital to the Company that the Company uses to repay a Company Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

          (iii)  If for any fiscal year of the Company there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, each Member shall be allocated items of Company income and gain for such year (consisting first of gain recognized, including Simulated Gain, from the disposition of Company property subject to Member Nonrecourse Debt, and then, if necessary, a pro rata portion of the Company's other items of income and gain, and if necessary, for subsequent years) equal to such Member's share of such net decrease (except to the extent such Member's share of such net decrease is caused by a change in debt structure or by the Company's use of capital contributed by such Member to repay Member Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

        (i)    The Manager shall use all reasonable efforts to prevent any allocation or distribution from causing a negative balance in a Member's Adjusted Capital Account. Consistent therewith, and notwithstanding any of the foregoing provisions of this Section 4.3 to the contrary, if for any fiscal year of the Company the allocation of any loss or deduction (net of any income or gain) to a Member would cause or increase a negative balance in the such Member's Adjusted Capital Account as of the end of such fiscal year after taking into account the provisions of subsection (h) of this Section 4.3, only the amount of such loss or deduction that reduces the balance to zero shall be allocated to such Member and the remaining loss or deduction shall be allocated to the other Member.

        (j)    In the event that a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member's Adjusted Capital Account, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate the deficit balance as quickly as possible; provided that an allocation under this subsection (j) shall be made only if and to the extent such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 4.3have been tentatively made as if this subsection (j) were not in the Agreement.

        (k)   The allocations set forth in subsections (h), (i) and (j) of this Section 4.3 or required as a result of the elections referenced in Section 6.9(a)(iv) or (c) (collectively, the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 4.3(k). Therefore, notwithstanding any other provisions of this Section 4.3 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's capital account balance is, to the extent possible, equal to the capital account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to the remaining subsections of this Section 4.3. In exercising its discretion under this Section 4.3(k), the Manager shall take into account future Regulatory Allocations under Section 4.3(h) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Treasury Regulation § 1.704-2(b)(1) and Treasury Regulation § 1.704-2(i)(1).

        Section 4.4. Distributions.    At least quarterly all cash funds of the Company (exclusive of Capital Contributions, any borrowed funds and any dry hole and bottom hole and similar contributions) which the Manager reasonably determines are not needed for the payment of any existing or reasonably foreseeable Company obligations, expenditures (including Lease Operating and Production Costs) and reserves (not exceeding, in the aggregate, $1 million) shall be distributed to the Members; provided, however, that notwithstanding the foregoing or any other provision contained in this Agreement, (a) unless the Members otherwise consent in writing or defaults in the payment of any Capital Contributions previously agreed to be made by it, the Manager shall not be entitled to cause the Company to retain any of a Member's share of Company revenues for the purpose of paying (directly or indirectly) any Acquisition Costs or Capital Costs which the Manager is not authorized to make or approve pursuant to Section 6.2(k); and (b) the Company may retain such insurance proceeds and other amounts as the Manager shall reasonably determine are necessary to pay Company liabilities and expenses upon the occurrence of an accident (e.g., a blowout), catastrophe or similar event (and, in connection therewith, to restore, preserve or protect Company property) or to comply with all applicable environmental laws, ordinances, rules and regulations. All such cash funds of the Company shall be distributed to the Members in the same respective percentages as the revenues to which such cash funds are attributable were allocated to the Members pursuant to Section 4.2 (after deducting therefrom the costs and expenses charged to the Company pursuant to 4.1 and elsewhere herein). All distributions in liquidation of a Member's interest in the Company shall be made in accordance with Section 10.3. Distributions of property shall be treated as a distribution of cash funds in the amount of the fair market value of such property; provided, however, that no Member shall be required to accept a distribution of more than their pro rata share, as determined by Outstanding Units, of an interest in any particular property other than cash.

ARTICLE V

COMPANY PROPERTY

  Section 5.1. Title to Company Property.

        (a)   All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company shall hold all of its assets in the name of the Company unless under the law of some jurisdiction in which the Company owns assets such assets must be held in another name. In such a case, such assets in such jurisdiction shall be held under such other name or names as the Manager shall determine to be necessary so long as it does not affect adversely the limited liability of the Members hereunder or jeopardize in any manner the title to or ownership of any Company Leases or other assets. The Manager shall promptly take all such action as it shall deem necessary or appropriate, or as may be required by law, to perfect and preserve the ownership interest of the Company in all Leases, and (if requested by any Member) upon recordation of title to a Lease shall promptly supply the Members with a copy of such recorded title. In the event the Company acquires assets in a jurisdiction which prohibits the Company from holding such assets in the name of the Company and such assets are held in another name, the Manager shall obtain an opinion of reputable counsel in such jurisdiction addressed to the Company and satisfactory in all respects to the Members that the Company has taken all action necessary and appropriate, or required by law, to perfect and preserve the ownership interest of the Company in all such assets.

        (b)   Prior to drilling a Company well on any Lease, the Manager shall cause (or determine that an operator has caused) to be done such title examination and title curative work as the Manager (or operator) shall determine to be necessary or appropriate with respect to such Lease; provided, however, that no well shall be drilled until title to the drill site shall have been examined and approved by the examining attorney or until any unsatisfied title requirements shall have been waived by the Manager (or operator).

        Section 5.2. Additional Acquisitions.    Subject to the limitations on the authority of the Manager described in Sections 6.2(k) and 6.5, the Manager may cause the Company to acquire interests in additional Leases (including acquisitions of increased interest in existing leases), In connection with any acquisition of Leases by the Company pursuant to this Section 5.2, the Manager, Members or any Affiliate thereof shall not retain from or otherwise burden the interest in any Lease assigned to the Company with any overriding royalty, net profits interest, carried interest, reversionary interest, production payment or other burden in favor of itself, its officers, directors and employees or any other person, except in connection with an acquisition by the Manager, Member or such Affiliate pursuant to a transaction where an unrelated third party transferring the Lease retains such an interest or burden with respect to all of the Lease acquired by the Manager, Member or Affiliate. With respect to each Lease acquired by the Company pursuant to this Section 5.2, such acquisition shall include all rights to all horizons under such Lease which were available for purchase and considered appropriate for acquisition by the Company. Under no circumstances shall the Manager, any Member or any Affiliate of either thereof acquire rights to any separate horizon within or under a Lease in which the Company has an interest. Notwithstanding anything in this Agreement to the contrary (including, but not limited to, Section 6.5) , in the event (a) the Manager is required by Section 6.2(k) to obtain the consent of the Class B Member to make any well expenditure or Lease acquisition, and (b) the Class B Member does not so consent to such expenditure or cost, such expenditure or acquisition may be carried out or owned in an entity related in whole or in part by common ownership to the Company, Manager, or any Member, and the Company shall not have the right to acquire the same.

  Section 5.3. Lease Sales.

        (a)   Except as provided in this Section 5.3, in Section 6.2(d) and elsewhere herein, the Manager may sell, farm-out, abandon or otherwise dispose of any Company Lease, on such terms as the Manager deems reasonable and in the best interests of the Company and the Members.

         Except as expressly permitted in Section 10.3, neither the Manager or any of its Affiliates nor any of their employees shall acquire, directly or indirectly, any Lease (or any interest therein) from the Company unless the Members have previously approved in writing such acquisition.

        Section 5.4. Sales of Production.    The Manager shall have the right to cause the Company to sell any oil or gas produced by or for the account of the Company, including but not limited to crude oil, condensate, natural gas liquids and natural gas (including casinghead gas) which may be produced from or allocated to the Assets or any additional Leases acquired pursuant to the terms hereof, to such purchaser and on such terms and conditions as the Manager shall determine to be in the best interest of the Company; provided, however, that all such sales shall be upon terms and conditions which are the best terms and conditions available as determined in good faith by the Manager taking into account all relevant circumstances, including but not limited to, price, quality of production, access to markets, minimum purchase guarantees, identity of purchaser, and length of commitment and, in any event, on terms no less favorable to the Company than the Manager or any Affiliate thereof has recently obtained or is obtaining for arm's length sales, exchanges or dispositions of the Manager's or such Affiliate's production of similar quantity and quality in the same geographic area where the Company's production is located.

        Section 5.5. Operations on Company Leases.    Murfin Drilling Company, Inc. or Vess Oil Corporation (each being an Affiliate of the Manager), shall act as operator in connection with operations on each Company Lease which it is now operating as of the date of this Agreement unless (a) another person is currently serving as operator under an agreement to which a Lease is subject or (b) any third party or third parties (not Affiliates of the Manager) jointly owning such Lease and with a controlling interest will not otherwise agree. As to those Company Leases with respect to which Murfin Drilling Company, Inc. or Vess Oil is not the operator, the Manager shall take such actions and exercise such rights and remedies which are reasonably available to it to cause the actual operator to properly develop, maintain and operate such Leases. In the event the Company and any third party jointly own any Lease and operations thereon are conducted pursuant to an operating agreement, (i) if a third party is designated as operator thereunder, the Company shall pay the costs and expenses charged to it thereunder and (ii) if Murfin Drilling Company, Inc. or Vess Oil (or any other Affiliate of the Manager) is designated as operator, such person shall receive for its account from the third party such third party's share of all compensation and reimbursement provided to the operator thereunder; provided, however, that the charges to the Company by such person (regardless of whether there is an operating agreement or regardless of whether or not a third party is also a party thereto) shall not exceed those set forth in or permitted by this Agreement or the "Accounting Procedure" (as herein called) attached hereto as Exhibit 5.5 (although the operating agreement, if any, may otherwise provide), and in no event shall the terms of any such operating agreement vary or effect this Agreement or the Accounting Procedure or the duties and obligations of the Manager or any Affiliate thereof hereunder. Murfin Drilling Company, Inc. or Vess Oil shall not substitute another party or operator or assign its obligations as operator with respect to any Company Lease where it acts as operator, unless a Member requests in the event the Manager is removed as such pursuant to Section 9.2 or the Members dissolve the Company pursuant to Section 10.1 (and the Manager agrees to use its reasonable best efforts to cause the person designated by the Members to be the successor operator).

        Section 5.6. Determination of Agreed Overhead Charge.    As used in the Accounting Procedure the term "Agreed Overhead Charge" shall mean the amounts in effect and charged as Agreed Overhead Charge on September 30, 2005, to wit (a) with respect to wells located in the NW Kansas Areas (exclusive of any Service Wells located therein), $241 per well per month, (b) with respect to wells in the El Dorado Proper Area (exclusive of any Service Wells located therein), $123 per well per month, (c) with respect to Service Wells located in the NW Kansas Area, $81 per Service Well per month, and (d) with respect to Service Wells located in the El Dorado Proper Area, $53 per Service Well per month; provided, however that such charges shall be subject to adjustment, annually, as provided in the "Accounting Procedure" attached hereto as Exhibit 5.5 For purposes of this Section, "Service Well" shall mean a well drilled for injection, salt water disposal or other similar purposes, excluding an injection well or a supply well used in connection with Enhanced Recovery Operations.

ARTICLE VI

MANAGEMENT

        Section 6.1. Power and Authority of the Manager.    Except as provided in Section 6.2 and elsewhere in this Agreement and except as otherwise provided by applicable law, the Manager shall have full and exclusive power and authority on behalf of the Company to manage, control, administer and operate the properties, business and affairs of the Company in accordance with this Agreement and to do or cause to be done any and all acts deemed by the Manager to be necessary or appropriate thereto. The Members each hereby agree that, notwithstanding the limitations set forth in Section 6.2 or anything to the contrary elsewhere in this Agreement:

        (a)   The Manager shall have authority to negotiate and enter into a credit facility agreement with Bank of America, N.A. not to exceed $100 million, and shall have authority to mortgage, pledge, assign in trust or otherwise encumber any Company property pursuant to this aforementioned credit facility, all as the Manager shall reasonably determine to be in the best interest of the Company.

        (b)   The Manager shall have authority to create, execute, convey and contribute to MV Oil Trust., Bank of New York, N.A., as trustee, a net profits interest in the oil and gas Leases held by the Company, not to exceed 80% of the net proceeds from the sale of oil, natural gas and natural gas liquid volumes produced from the Company's properties (reduced by all hedge payments made by the Company to hedge contract counterparties upon monthly settlements of existing hedge contracts and derivatives to which the Company is a party), together with an assignment of 80% of all amounts payable to the Company from hedge contract counterparties upon monthly settlements of hedge contracts, all as the Manager shall reasonably determine to be in the best interest of the Company.

        (c)   The Manager shall have authority to enter into all ancillary or related agreements, documents and other instruments it deems necessary, advisable or helpful for the Company to contribute the net profits interests created pursuant to subsection (b) above to MV Oil Trust and assist, facilitate or accommodate the registration, public offering and closing of the sale of trust units therein pursuant to the Securities Act of 1933 as amended, all as the Manager shall reasonably determine to be in the best interest of the Company.

        Section 6.2. Certain Restrictions on Manager's Power and Authority.    Notwithstanding any other provisions of this Agreement to the contrary, the Manager shall not have the power or authority to, and shall not, do, perform or authorize any of the following without the prior written consent of the Members:

        (a)   To borrow any money in the name or on behalf of the Company, or otherwise draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness, except that the Manager may borrow money in the name and on behalf of the Company in such amounts as the Manager shall reasonably determine are necessary to preserve and protect Company property upon the occurrence of an accident (e.g., a blowout), catastrophe or similar event or to comply with all applicable environmental laws, ordinances, rules and regulations;

        (b)   To mortgage, pledge, assign in trust or otherwise encumber any Company property, or to assign any monies owing or to be owing to the Company, except to secure the payment of any borrowing permitted in Section 6.2(a) and except for customary liens contained in or arising under any operating agreements, construction contracts and similar agreements executed by or binding on the Company, provided that in no event shall the Manager mortgage, pledge, assign in trust or otherwise encumber the Company's right to receive Capital Contributions from Members;

        (c)   To guarantee in the name or on behalf of the Company the payment of money or the performance of any contract or other obligation of any person except for responsibilities customarily assumed under operating agreements considered standard in the industry;

        (d)   To sell, assign, farm-out, abandon or otherwise dispose of any Company Lease except for such Leases or interests therein as the Manager shall reasonably determine to be necessary to raise funds to pay Company liabilities and expenses upon the occurrence of an accident, catastrophe or similar event (and, in connection therewith, to restore, preserve and protect Company property) or to comply with all applicable environmental laws, ordinances, rules and regulations;

        (e)   To make any advance payments of compensation or other consideration to the Manager or any of its Affiliates;

        (f)    To bind or obligate the Company with respect to any matter outside the scope of the Company business;

        (g)   To merge or consolidate the Company with any Company or other person or entity, convert the Company to a corporation or partnership or other entity or agree to an exchange of interests with any other person;

        (h)   To use the Company name, credit or property for other than Company purposes;

        (i)    To loan any Company funds to the Manager or any of its Affiliates;

        (j)    To enter into hedging transactions and to amend or terminate any agreements or other document evidencing a hedging transaction or waive any rights of the Company thereunder;

        (k)   To make or approve any well expenditure (other than reworking expenditures defined as Capital Costs) or acquire any Lease (including acquisitions of increased interest in existing Leases) without the advance consent of the Class B Member if, but only if, the pro rata share of said well expenditure or acquisition cost that would be born by any indirect owner of the Class B Member would exceed $1 million (in which event the consent of the Class B Member shall first be obtained).

        (l)    To compromise or settle any lawsuit, administrative matter or other dispute where the amount the Company may recover or might be obligated to pay, as applicable, is in excess of $25,000; or

        (m)  Except as expressly provided herein, to take any action with respect to the assets or property of the Company which benefits the Manager or any of its Affiliates to the detriment of the Members or the Company, including, among other things, utilization of funds of the Company as compensating balances for its own benefit.

        Section 6.3. Duties and Services of Manager.    The Manager shall comply in all respects with the terms of this Agreement and shall use its best efforts (a) to cause its Affiliates to comply with the terms of this Agreement and (b) in the conduct of the business and operations of the Company to cause the Company (i) to comply with the terms and provisions of all agreements to which the Company is a party or to which its properties are subject, (ii) to comply with all applicable laws, ordinances or governmental rules and regulations to which the Company is subject (including, without limitation, all applicable federal, state and local environmental laws, ordinances, rules and regulations) and (iii) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Company properties and the conduct of Company business and operations. With respect to the maintenance, exploration, development and operation of the Assets and any additional Leases acquired pursuant to the terms hereof, the Manager shall have the standard of care of a prudent and diligent operator. With respect to the Members and their interests in the Company, the Manager shall have the fiduciary and other duties imposed under applicable law; provided that (i) without limiting the foregoing, the Manager shall at all times act with integrity and in good faith and utilize its reasonable best efforts in all activities relating to the conduct of the business of the Company and in resolving conflicts of interest; (ii) during the existence of the Company, the Manager shall devote such time and effort to the Company business and operations as shall be necessary to promote fully the interests of the Company and the mutual best interests of the Members; however, it is specifically understood and agreed that the Manager shall not be required to devote full time to Company business; and (iii) subject to the other express provisions of this Agreement, each Member acknowledges that the Manager and other Members currently engage in and possesses, and agrees that the Manager and such other Members may continue to engage in and possess, interests in other business ventures of any and every type and description, independently or with others, including without limitation the ownership, acquisition, exploration, development, operation and management of oil and gas properties, oil and gas drilling programs and companies similar to this Company, and (subject to the other express provisions of this Agreement) neither the Company nor the Member shall by virtue of this Agreement have any right, title or interest in or to such independent ventures. The Manager covenants and agrees that it will at all times retain and have available to it and the Company a professional staff and outside consultants which together will be reasonably adequate in size, experience and competency to discharge properly the duties and functions of the Manager hereunder and under any applicable operating and other agreements, including without limitation, engineers, geologists and other technical personnel, attorneys, accountants and secretarial and clerical personnel.

  Section 6.4. Indemnification of Manager

        (a)   The Company, to the fullest extent permitted by law, shall indemnify and hold harmless the Manager, its Affiliates, and all officers, directors, trustees, partners, members, principals, shareholders, employees, and agents of the Manager, and its Affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, or proceedings in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, including liabilities under the federal and state securities laws, regardless of whether an Indemnitee continues to be a Manager, Affiliate, or an officer, director, trustee, partner, member, principal, shareholder, employee, or agent of a Manager or an Affiliate at the time any such liability or expense is paid or incurred, if (1) the Indemnitee acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the interests of the Company, and, with respect to any criminal proceeding, had no reason to believe its, his, or her conduct was unlawful, and (2) the Indemnitee's conduct did not constitute actual fraud, gross negligence, embezzlement, or willful or wanton misconduct.

        (b)   The indemnification provided by this Section shall be in addition to any other rights to which each Indemnitee may be entitled under the Act or under any agreement as a matter of law or otherwise, both as to action in the Indemnitee's capacity a Manager, an Affiliate, or as an officer, director, trustee, partner, member, principal, shareholder, employee, or agent of a Manager or Affiliate, and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of such Indemnitee.

        (c)   The Company may purchase and maintain insurance on behalf of any one or more Indemnitees, and other such Persons as the Manager shall determine, against any liability which may be asserted against or expense which may be incurred by such Person in connection with the Company's activities, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (d)   Any indemnification hereunder shall be satisfied solely out of Company property, and Members shall not be subject to personal liability by reason of these indemnification provisions.

        (e)   An Indemnitee shall not be denied indemnification in whole or in part under this Section because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (f)    The provisions of this Section are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other persons.

        (g)   The right to indemnification conferred in this Section shall include the right to be paid or reimbursed by the Company the reasonable expenses (including attorney fees, disbursements and expenses) incurred by a person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any suchp in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such person of his or her good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section or otherwise.

        Section 6.5. Contracts With Affiliates.    The Company may enter into contracts and agreements with the Manager, any Member, and their Affiliates for the rendering of services and the sale and lease of supplies and equipment; provided that either (a) the transaction is on the same terms and conditions as similar transactions in the market with non-Affiliates, or (b) a Majority of the Members, knowing the material facts of the transaction and the Member's interest, authorize, approve, or ratify the transaction. The Members have previously authorized and approved the Company's right (but not obligation) to sell oil and/or gas to SemGroup, L.P, an Oklahoma limited partnership that is an Affiliate of the Manager.

  Section 6.6. Costs and Expenses; Management Fee; Reimbursement.

        (a)   Subject to the other express provisions of this Agreement, all direct, third-party out of pocket costs and expenses reasonably incurred in the Company's business shall be paid from Company funds, including without limitation costs of obtaining audits of the Company's books and records (including the fees and expenses of the Company's independent public accountants), the fees and expenses attributable to the preparation of the Company's tax returns and reports, the fees and expenses of the independent petroleum engineer referenced in Section 8.2(f), outside legal costs, general taxes and other direct, third-party out of pocket costs and expenses of the Company.

        (b)   The Company shall pay, and the Manager shall be entitled to receive, a monthly fee (the "Management Fee") in an amount equal to $5,000; provided, that the Manager shall not be paid the Management Fee for any month (or portion thereof) if the Manager withdraws from the Company or if the Manager has been removed as provided herein; provided further, that the Manager shall not be paid the Management Fee for any month (or portion thereof) during which the business and affairs of the Company are being wound up for liquidation purposes pursuant to Section 10.3, if the Manager is not acting as liquidator hereunder.

        (c)   Except as provided in this Agreement, the Manager and its Affiliates shall not be paid any fee, compensation or reimbursement or be entitled to or charge the Company for or on account of their services, services of their officers, employees or consultants, fees or compensation of those geologists, geophysicists and engineers who are employed by them or otherwise retained by them, office expense, overhead or any other general or administrative costs or expense.

        Section 6.7. Insurance.    The Manager shall cause the Company to obtain (and maintain during the entire term of the Company), or Manager shall carry for the benefit of the Company, insurance coverage in such amounts, with provisions for such deductible amounts and for such purposes as the Manager and the Members shall agree upon in writing on or about July 1 of each year. Where appropriate, the Manager may include the Company or the Members as additional insureds on any policies otherwise carried by the Manager and the costs thereof shall be allocated to the Company on a basis mutually agreed upon in writing by the Manager and the Members from time to time. The Members hereby agree to act in good faith and use their reasonable best efforts to agree upon the appropriate insurance coverage.

  Section 6.8. Tax Elections.

        (a)   The Manager shall make the following elections on behalf of the Company:

          (i)    To elect, in accordance with Section 263(c) of the Internal Revenue Code and applicable regulations and comparable state law provisions, to deduct as an expense all intangible drilling and development costs with respect to productive and non-productive wells and the preparation of wells for the production of oil or gas;

          (ii)   To elect the calendar year as the Company's fiscal year if permitted by applicable law;

          (iii)  To elect the accrual method of accounting;

          (iv)  If requested by any Member, to elect, in accordance with Sections 734, 743 and 754 of the Internal Revenue Code and applicable regulations and comparable state law provisions, to adjust basis in the event any Company interest is transferred in accordance with this Agreement or any Company property is distributed to any Member;

          (v)   To elect to treat all organizational and start-up costs of the Company as deferred expenses amortizable over 60 months under Sections 195 and 709 of the Internal Revenue Code; and

          (vi)  To elect with respect to such other federal, state and local tax matters as the Manager and Members shall agree upon from time to time.

        (b)   No Member shall elect or cause the Company to elect to be treated as an association taxable as a corporation.

        (c)   The Manager agrees to use its best efforts to cause any tax Company which governs any of the Assets to make an election under Section 754 of the Internal Revenue Code if such election would be beneficial to the Company.

        Section 6.9. Tax Returns.    The Manager shall prepare and timely file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Company, which returns shall be signed by the independent certified public accountants of the Company. Not less than 30 days prior to the date (as extended) on which the Company intends to file its federal income tax return or any state income tax return, the return proposed to be filed by the Manager shall be furnished to the Members for review and comments. In addition, not more than 10 days after the date on which the Company actually files its federal income tax return or any state income tax return, a copy of the return so filed by the Manager shall be furnished to the Members. The Manager shall be designated the tax matters Member under Section 6231 of the Internal Revenue Code and shall promptly notify the Members if any tax return or report of the Company is audited or if any adjustments are proposed by any governmental body. In addition, the Manager shall promptly furnish to the Members all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Internal Revenue Code. During the pendency of any such administrative or judicial proceeding, the Manager shall furnish to the Members periodic reports, not less often than monthly, concerning the status of any such proceeding. Without the consent of the Members, the Manager shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any fiscal year of the Company.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF THE MEMBERS

        Section 7.1. Rights of the Members.    In addition to the other rights specifically set forth herein, the Members shall have the right to: (a) have the Company books and records (including without limitation those referenced in the Act) kept at the principal United States office of the Company and at all reasonable times to inspect and copy any of them, (b) have on demand true and full information of all things affecting the Company and a formal account of Company affairs whenever circumstances render it just and reasonable, (c) have dissolution and winding up by decree of court as provided for in the Act, (d) consult with and advise the Manager and (e) exercise all rights of a Member under the Act (except to the extent otherwise specifically provided for herein).

        Section 7.2. Limitations on Members.    The Members shall not have the authority or power in its capacity as a Member to act as agent for or on behalf of the Company or any other Member, to do any act which would be binding on the Company or any other Member, or to incur any expenditures on behalf of or with respect to the Company. The Manager shall not hold out or represent to any third party that any Member has any such right or power or that a Member is anything other than a "Member" in the Company.

        Section 7.3. Liability of Members.    The Members shall not be liable for the debts, liabilities, contracts or other obligations of the Company except to the extent of the Member's share of the assets (including undistributed revenues) of the Company; and in all events, the Members shall be liable and obligated to make payments of their Capital Contributions only as and when such payments are due in accordance with the terms of this Agreement, and the Members shall not be required to make any loans to the Company. The Company shall indemnify and hold harmless the Members in the event they (a) become liable for any debt, liability, contract or other obligation of the Company except to the extent expressly provided in the preceding sentence or (b) are directly or indirectly required to make any payments with respect thereto.

        Section 7.4. Access of Members to Data.    During the term of the Company, the Company may acquire or have access to geophysical, geological and other similar data and information. The Members and their agents and representatives, at any time either during the term of or after termination of the Company, shall have the right to inspect, review and copy any such data or information (or studies, maps, evaluations or reports derived therefrom) which relates to the Assets or other Leases which the Company owns or has owned or which has been paid for with Company funds and to consult with the Company's independent certified public accountants and independent petroleum engineers and the Manager's technical personnel with respect to Company matters. Upon liquidation of the Company, copies of all such documents shall be distributed to the Members if so requested.

        Section 7.5. Withdrawal and Return of Capital Contribution.    The Members shall not be entitled to (a) withdraw from the Company except upon the assignment by such Member of all of its interest in the Company and the substitution of such Member's assignee as a Member of the Company in accordance with Section 9.1, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or by unanimous agreement of the Members, or upon dissolution and liquidation of the Company, and then only to the extent expressly provided for in this Agreement and as permitted by law.

ARTICLE VIII

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

  Section 8.1. Capital Accounts, Books and Records.

        (a)   Except as may otherwise be required by this Agreement, the Manager shall keep books of account for the Company in accordance with generally accepted accounting principles consistently applied in accordance with the terms of this Agreement. Such books shall be maintained at the principal United States office of the Company and shall be maintained by the Manager for review by the Members during the term of the Company and for a period of five years thereafter. The calendar year shall be selected as the accounting year of the Company and the books of account shall be maintained on an accrual basis.

        (b)   An individual capital account shall be maintained by the Company for each Member as provided below:

          (i)    The capital account of each Member shall, except as otherwise provided herein, be (A) credited by such Member's Capital Contributions when made, (B) credited by the fair market value of any property contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code), (C) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Member, (D) credited with the Member's share of Simulated Gain as provided in paragraph (ii) of this Section 8.1(b), (E) debited by the amount of any item of tax deduction or loss allocated to such Member, (F) debited with the Member's share of Simulated Loss and Simulated Depletion as provided in paragraph (ii) of this Section 8.1(b), (G) debited by such Member's allocable share of expenditures of the Company not deductible in computing the Company's taxable income and not properly chargeable as capital expenditures, including any non-deductible book amortizations of capitalized costs, and (H) debited by the amount of cash or the fair market value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Internal Revenue Code). Immediately prior to any distribution of assets by the Company that is not pursuant to a liquidation of the Company or all or any portion of a Member's interest therein, the Members' capital accounts shall be adjusted by (X) assuming that the distributed assets were sold by the Company for cash at their respective fair market values as of the date of distribution by the Company and (Y) crediting or debiting each Member's capital account with its respective share of the hypothetical gains or losses, including Simulated Gains and Simulated Losses, resulting from such assumed sales in the same manner as each such capital account would be debited or credited for gains or losses on actual sales of such assets. Notwithstanding the foregoing sentence, the Company shall not distribute any property in kind to any Member except as provided in Section 10.3.

          (ii)   The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in Section 4.3(b) and each Member's separately computed depletion deductions shall not reduce such Member's capital account, but such Member's capital account shall be decreased by an amount equal to the product of the depletion deductions that would otherwise be allocable to the Company in the absence of Section 613A(c)(7)(D) of the Internal Revenue Code (computed without regard to any limitations which theoretically could apply to any Member) times such Member's percentage share of the adjusted basis of the property (determined under Section 4.3(b)) with respect to which such depletion is claimed (herein called "Simulated Depletion"). The Company's basis in any Depletable Property as adjusted from time to time for the Simulated Depletion allocable to all Members (and where the context requires, each Member's allocable share thereof, which share shall be determined in the same manner as the allocation of basis prescribed in Section 4.3(b)) is herein called "Simulated Basis". No Member's capital account shall be decreased, however, by Simulated Depletion deductions attributable to any Depletable Property to the extent such deductions exceed such Member's allocable share of the Company's remaining Simulated Basis in such property. The Company shall compute simulated gain ("Simulated Gain") or simulated loss ("Simulated Loss") attributable to the sale or other disposition of a Depletable Property based on the difference between the amount realized from such sale or other disposition and the Simulated Basis of such property, as theretofore adjusted. Any Simulated Gain shall be allocated to the Members and shall increase their respective capital accounts in the same manner as the amount realized from such sale or other disposition in excess of Simulated Basis shall have been allocated pursuant to Section 4.3(b). Any Simulated Loss shall be allocated to the Members and shall reduce their respective capital accounts in the same percentages as the costs of the property sold were allocated up to an amount equal to each Member's share of the Company's Simulated Basis in such property at the time of such sale.

          (iii)  Any adjustments of basis of Company property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) and any election by an individual Member under Section 59(e)(4) of the Internal Revenue Code to amortize such Member's share of intangible drilling and development costs shall not affect the capital accounts of the Members (unless otherwise required by applicable Treasury Regulations), and the Members' capital accounts shall be debited or credited pursuant to the terms of this Section 8.1 as if no such election had been made.

          (iv)  Capital accounts shall be adjusted, in a manner consistent with this Section 8.1, to reflect any adjustments in items of Company income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

          (v)   In the case of property contributed to the Company by a Member, the Members' capital accounts shall be debited or credited for items of depreciation, cost recovery, Simulated Depletion, amortization and gain or loss (including Simulated Gain or Simulated Loss) with respect to such property computed in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)(g).

          (vi)  It is the intention of the Members that the capital accounts of each Member be kept in the manner required under Treasury Regulation § 1.704-1(b)(2)(iv) and Treasury Regulation § 1.704-1(b)(4). To the extent any additional adjustment to the capital accounts is required by such regulations, the Manager is hereby authorized to make such adjustment after notice to the Members.

        Section 8.2. Reports.    Except as a Majority of the Members shall agree, the Manager shall continue to deliver to the Members such monthly, quarterly and annual reports and financial statements as have been delivered to the Members to date (including such reports and financial statements as have been delivered to the Members prior to the conversion of the Company from a limited partnership to a limited liability company), together with such reports and statements as the Members shall reasonably request from time to time. The cost of such reporting paid to third parties shall be paid by the Company as a Company expense.

        Section 8.3. Bank Accounts.    The Manager shall cause one or more accounts to be maintained in the name of the Company in one or more banks which each have capital, surplus and undivided profits of at least $250,000,000, which accounts shall be used for the payment of expenditures incurred by the Manager in connection with the business of the Company and in which shall be deposited any and all receipts of the Company. All amounts shall be and remain the property of the Company and shall be received, held and disbursed by the Manager for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such funds.

        Section 8.4. Information Relating to the Company.    Upon request, the Manager shall supply to the Members any information requested regarding the Company or its activities. During ordinary business hours, the Members and their authorized agents and representatives shall have reasonable access to all books, records and materials in the Company's offices regarding the Company or its activities and, at the risk of the Member, to the drill site of each Company well.

        Section 8.5. Certain Notices.    The Manager shall promptly notify Members (a) of any default by the Manager in the performance of any of its obligations hereunder, (b) in the event a Member become entitled to dissolve the Company pursuant to Section 10.1(c), immediately after the Manager becomes aware of such event or (c) if the Company is no longer treated as a partnership for tax purposes.

ARTICLE IX

ASSIGNMENTS OF INTERESTS AND SUBSTITUTIONS

  Section 9.1. Assignments by Members; Substitutions.

        (a)   The interest of a Member in the Company shall be assignable in whole or in part, subject to the following: (i) no such assignment shall be made if such assignment would result in the violation of any applicable federal or state securities laws and (ii) the Company shall not be required to recognize any such assignment until the instrument conveying such interest has been delivered to the Manager for recordation on the books of the Company.

        (b)   Unless an assignee becomes a substituted Member in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to the assigning Member hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

        (c)   An assignee of the interest of a Member, or any portion thereof, shall become a substituted Member entitled to all of the rights of the assigning Member if, and only if (i) the assignor gives the assignee such right, (ii) Members owning more than 50% of the outstanding Units (other than Units held by the assigning Member), in their sole and absolute discretion, consent to such substitution and (iii) the assignee executes and delivers such instruments, in form and substance reasonably satisfactory to the Manager, as the Manager may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement. Upon the satisfaction of such requirements, the Manager shall concurrently (or as of such later date as shall be provided for in any applicable written instruments furnished to the Manager) admit any such assignee as a substituted Member of the Company and reflect such admission and the date thereof in the records of the Company.

        (d)   The Company and the Manager shall be entitled to treat the record owner of any Company interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest that complies with the terms of this Agreement has been received by the Manager.

        Section 9.2. Removal of Manager.    Subject to the provisions hereof, a Majority of the Members may remove the Manager with cause and select a new Manager to operate and carry on the business and affairs of the Company. As used in this Section 9.2 and in Section 9.3, "with cause" shall mean the occurrence of any of the following: (a) the commission by the Manager of fraud, willful or intentional misconduct or gross negligence in the performance of its duties hereunder; (b) a default by the Manager in the performance of its obligation hereunder to make a distribution of cash or properties due and owing to the Members; (c) a default by the Manager in the performance or observation of any other material agreement, covenant, term, condition or obligation hereunder, which default must have continued for not less than 20 days after written notice thereof has been given to the Manager by any Member. Any such successor Manager will be named in, and his appointment as such will be effective as of a date specified in, a notice to the Manager from the Members exercising their right to remove the Manager and select the successor Manager. The removal of the Manager shall be effective only if and when the following conditions have been satisfied:

        (1)   A successor Manager shall have been selected and shall have agreed to accept the responsibilities of the Manager and shall have made arrangements to release the removed Manager from personal liability on all permitted Company indebtedness; and if the Company creditors will not consent to such release, the new Manager shall indemnify, in a manner reasonably satisfactory to the removed Manager, the removed Manager for such liability.

        (2)   To the extent required by the laws of any jurisdiction to which the Company or this Agreement is subject, the Members hereby unanimously appoint such successor Manager as the agent and attorney in fact for each Member (including without limitation the retiring Manager) for the purpose of signing, swearing to and filing an amendment to the Articles of Organization of the Company and all other necessary or appropriate documents in connection with the substitution of such successor Manager.

        The provisions of this Section 9.2 shall not be the sole remedy of the Members in the event the Manager is removed with cause, and in such event the Company and/or the Members shall have all other rights and remedies as shall be available to them pursuant to this Agreement, at law or in equity to redress any wrong or damage arising from the event or circumstances giving rise to the Manager's removal with cause.

        Section 9.3. Right of Manager Upon Removal.    In the event the Manager is removed in accordance with Section 9.2, the incoming Manager shall have the right to purchase from the removed Manager all of the removed Manager's Member interest in the Company at a price equal to the appraised value thereof. Such appraised value shall be determined by a qualified independent appraiser who is mutually agreed upon by both the removed Manager and the incoming Manager within 30 days after the selection of the incoming Manager. If the removed Manager and the incoming Manager cannot mutually agree upon a single independent appraiser within such period, they shall each select their own independent appraiser and those two appraisers shall select a third independent appraiser. The cost of such appraisal shall be borne by the removed Manager. The incoming Manager's option to acquire such interests must be exercised by notice in writing to the removed Manager not more than 20 days after the selection of the incoming Manager and the purchase price for such interest shall be paid in cash not more than 30 days after receipt by the parties of the report of the appraiser setting forth the appraised value.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

        Section 10.1. Dissolution.    The Company shall be dissolved upon the occurrence of any of the following:

        (a)   The occurrence of December 31, 2028.

        (b)   The consent in writing of the Members.

        (c)   The election of a Member by written notice to the other Member if at the time such notice is given (i) the Manager has committed fraud, willful or intentional misconduct or gross negligence in the performance of its duties hereunder, (ii) the Manager has defaulted in the performance of its obligation to make a distribution of cash or properties due and owing the Members, or (iii) the Manager has defaulted in the performance or observation of any other material agreement, covenant, term, condition or obligation hereunder, which default must have continued for not less than 20 days after written notice thereof has been given to the Manager by the Member,

        (d)   The sale or other disposition of all or substantially all of the assets of the Company.

        (e)   The occurrence of any other event which under the Act causes the dissolution the Company.

        Section 10.2. Liquidation and Termination.    Upon dissolution of the Company the Manager shall act as liquidator or may appoint in writing one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein; provided, however, that if one of the events specified in Sections 10.1(c) has occurred, the liquidator shall be a person selected in writing by the Class B Member. The liquidator shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidator are as follows:

        (a)   As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Company's independent accountants of the Company's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

        (b)   The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, the Members' capital accounts shall then be adjusted by (i) assuming the sale of all remaining assets of the Company for cash at their respective fair market values (as determined by an appraiser selected by a Majority of the Members within 30 days after receipt by the Members of notice that the liquidator has paid or made provision for all debts and liabilities of the Company) as of the date of termination of the Company, (ii) assuming the distribution of such cash at such time in the percentages required under Sections 4.2 and 4.4, and (iii) debiting or crediting each Member's capital account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as each such capital account would be debited or credited for gains or losses on actual sales of such assets. In the event that a Majority of the Members fails to notify the Manager of their selection of an appraiser pursuant to the preceding sentence within the time period specified therein, the Manager shall be entitled to select such appraiser. The liquidator shall then by payment of cash or other property (valued as of the date of termination of the Company at its fair market value by the appraiser selected in the manner provided above) distribute to the Members such amounts as are required to pay the positive balances of their remaining respective capital accounts. To the extent possible and provided that the ownership of such property would not be in violation of any rule or regulation then applicable to the Members, such a distribution shall be in kind unless otherwise agreed to by the Members. Each Member shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Member pursuant to this Section 10.3 and Section 10.2 if that Section is applicable.

        (c)   Any Leases distributed to the Members shall be subject to the operating agreements then in effect with respect to such Leases; provided, however, that if any of such Leases is subject to an operating agreement to which an unaffiliated third person is not a party, such Leases shall be subject to a standard form operating agreement as shall be agreed upon by the Members. Upon written request made by any Member, the liquidator shall sell the Company Leases and other properties and assets that otherwise would be distributable to such Member under this Section 10.3 at the best cash price available therefor and distribute such cash (after deducting all expenses reasonably relating to such sale) to such Member. Such sale shall be on behalf of such Member and shall be treated as the sale by such Member of its interest in such properties, and any gain or loss attributable to such sale and any proceeds therefrom shall be for the account of such Member.

        (d)   Any distributions to the Members in liquidation of the Company, or of a Member's interest in the Company, shall be made by the later of the end of the taxable year in which the liquidation occurs, or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Treasury Regulation § 1.704-1(b)(2)(ii)(g) as in effect at such time. Notwithstanding any other provision of this Agreement, in the event the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations but no dissolution event has occurred, the Company's Assets shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, the Company shall be deemed to have contributed the Company's Assets in kind to a new limited liability company in exchange for equity interests therein, which shall be deemed to have assumed and taken such assets subject to all Company liabilities. Immediately thereafter, the Company shall be deemed to have distributed the new limited liability company interest to the Members in accordance with their Units.

        (e)   Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

        The distribution of cash and/or property to the Members in accordance with the provisions of this Section 10.2 shall constitute a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their interest in the Company and all Company property. If a Member has a negative balance in its capital account, it shall not be liable to the Company or any other Member for the amount of such negative balance upon dissolution and liquidation.

        Section 10.3. Filing Articles of Dissolution.    Upon the completion of the Distribution of Company Property, articles of dissolution shall be filed if required by the Act, and each Member agrees to take whatever action may be advisable or proper to carry out the provisions of this Section.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

        Each Member represents, warrants and covenants to the Company and other Member as follows:

        (a)   It is duly organized, validly existing and in good standing under the laws of its state of incorporation.

        (b)   It has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

        (c)   The execution, delivery and performance of this Agreement are within its powers and do not (i) contravene or violate any provisions of its Articles of Organization or Operating Agreement, as amended to the date hereof, or (ii) contravene or result in any breach of or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which it is a party or by which it or any of its properties are bound.

        (d)   When delivered to the Manager, this Agreement will be duly and validly executed by such Member and will be binding upon it in accordance with the terms hereof.

        (e)   It has acquired its interest in the Company as an investment and not with a view to the resale or other distribution to the public; provided, however, that the disposition of its interest shall at all times be and remain within its control.

ARTICLE XII

MISCELLANEOUS

        Section 12.1. Notices.    All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) first class mail postage prepaid, or (d) prepaid telegram, telex or facsimile (provided that such telegram, telex or facsimile is confirmed by expedited delivery service in the manner previously described). Each Member's address for notices and other communications hereunder shall be that set forth opposite such Member's signature hereto; provided, however, that when in this Agreement it is provided that a time period shall commence when a notice is received, such time period shall commence upon actual receipt by the addressee regardless of when the notice is given or made. A Member may change its address by giving notice in writing to the Manager of its new address.

        Section 12.2. Amendments.    This Agreement may be changed, modified, or amended only by an instrument in writing duly executed by all Members.

        Section 12.3. Partition.    Each of the Members hereby irrevocably waives for the term of the Company any right that such Member may have to maintain any action for partition with respect to the Company property.

        Section 12.4. Entire Agreement.    This Agreement and the other documents contemplated hereunder constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

        Section 12.5. No Waiver.    The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

        Section 12.6. Applicable Law.    This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Kansas.

        Section 12.7. Successors and Assigns.    Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 12.8. Exhibits.    Each Exhibit is incorporated herein by reference and made a part hereof for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

        Section 12.9. Survival of Representations and Warranties.    All representations, warranties and covenants made by the Manager or the Members in this Agreement or any other document contemplated thereby or hereby shall be considered to have been relied upon by the other party hereto and shall survive the execution and delivery of this Agreement or such other document, regardless of any investigation made by or on behalf of any such party.

        Section 12.10. No Third Party Benefit.    Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 12.11. Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

        Section 12.12. Public Announcements.    Except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, neither the Manager nor any Member shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld. Any such press release or public statement required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange shall only be made after reasonable notice to the other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

CLASS A MEMBER: MV ENERGY, LLC
By:	MURFIN, INC., Member
By:	/s/ DAVID L. MURFIN David L. Murfin, Chairman of the Board
By:	VESS ACQUISITION GROUP, LLC, Member
By:	VESS ENERGY, LLC, Managing Member
By:	/s/ J. MICHAEL VESS J. Michael Vess, Managing Member
ADDRESS FOR NOTICE PURPOSES: 250 N. Water Suite 300 Wichita, Kansas 67202 Attention: David L. Murfin Telecopy No.: 316-267-6004

Signature Page—First Amended and Restated Operating Agreement of MV Partners, LLC.

        IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

CLASS B MEMBER: VAP-I, LLC
By:	MV ENERGY, LLC, Manager of VAP-I, LLC
By:	MURFIN, INC., Member of MV Energy, LLC
By:	/s/ DAVID L. MURFIN David L. Murfin, Chairman of the Board
By:	VESS ACQUISITION GROUP, LLC, Member of MV Energy, LLC
By:	VESS ENERGY, LLC, Managing Member
By:	/s/ J. MICHAEL VESS J. Michael Vess, Managing Member
ADDRESS FOR NOTICE PURPOSES: 250 N. Water Suite 300 Wichita, Kansas 67202 Attention: David L. Murfin Telecopy No.: 316-267-6004

Signature Page—First Amended and Restated Operating Agreement of MV Partners, LLC.

EXHIBIT 5.5

ATTACHED TO AND MADE A PART OF THE
FIRST AMENDED AND RESTATED
OPERATING AGREEMENT
OF MV PARTNERS, LLC

ACCOUNTING PROCEDURE
I. GENERAL PROVISION

1.
Definitions

        "Agreement" shall mean the First Amended and Restated Operating Agreement dated as of September 1, 2006, governing MV Partners, LLC. Terms defined in the Agreement shall have the same meanings whenever used herein.

        "Joint Property" shall mean the real and personal property from time to time owned by the Company.

        "Joint Operations" shall mean all operations necessary or proper for the exploration, development, operation, protection and maintenance of the Joint Property.

        "Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

        "Operator" shall mean either MDC or Vess Oil, as applicable.

        "Non-Operator" shall mean the Company.

        "Parties" shall mean Operator and Non-Operator.

        "First Level Supervisors" shall mean those employees of Operator whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

        "Technical Employees" shall mean those employees of Operator having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

        "Personal Expenses" shall mean reasonable travel and other reasonable reimbursable expenses of Operator's employees.

        "Material' shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

        "Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies of North America.

2.
Statements

        Operator shall periodically furnish Non-Operator statements of all charges and credits to the Company and amounts chargeable to each Member, summarized by appropriate classification indicative of the nature thereof.

3.
Conflict with Agreement

        In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement, the provisions of the Agreement shall control.

II. DIRECT CHARGES

        Operator shall charge the Joint Account with the following items:

1.
Rentals and Royalties

        Lease rentals and royalties paid by Operator for the Joint Operations.

2.
Labor

A.
(1) Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2) Salaries of First Level Supervisors in the field.

B.
Operator's costs of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II. Such costs under this Paragraph 2B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 2A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

C.
Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 2A and 2B of this Section II.

D.
Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II.

3.
Employee Benefits

        Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 2A and 2B of this Section II shall be Operator's actual cost.

4.
Material

        Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for use and is reasonably practical and consistent with efficient and economical operations. The accumulation of excessive surplus stocks shall be avoided.

5.
Transportation

        The costs of transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

  A.
  If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store, recognized barge terminal, or railway receiving point where like material is normally available.

  B.
  If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store, recognized barge terminal, or railway receiving point. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator.

  C.
  In the application of Subparagraphs A and B above, there shall be no equalization of actual gross trucking cost of $500 or less excluding accessorial charges.

6.
Services

        The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 9 of Section II and Paragraph 1 of Section ifi. The cost of professional consultants' services and contract services of technical personnel directly engaged on the Joint Property or in connection with matters directly relating to the Joint Property shall be charged to the Joint Account (provided such consultants are not regularly retained by the Operator on a continuing basis, but instead are engaged by the Operator to specifically handle a matter and for which the Operator receives a separate charge for the handling of such matter). All other professional consultants' services and contract services of technical personnel shall be considered as being covered by the overhead provisions of Section III.

7.
Equipment and Facilities Furnished by Operator

        Operator shall charge the Joint Account for the use of Operator owned equipment and facilities, including the cost of maintenance, repairs and other operating expense, insurance, taxes and depreciation, either (a) on the same terms and conditions as the Operator charges unrelated parties, or (b) a Majority of the Members, knowing the material facts of the transaction and the Operator's interest, authorize, approve, or ratify the charge. Notwithstanding the forgoing, where equipment and facilities are being provided solely to the Company, Operator's charge for such equipment, facilities, maintenance, repairs and similar expenses will match, and not exceed, commercial rates currently charged by the best service providers in the immediate area of the Joint Property.

8.
Damages and Losses to Joint Property

        Except as otherwise provided in the Agreement, all costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence, willful misconduct or breach of fiduciary duty.

9.
Legal. Accounting and Engineering Expense

        Except as otherwise provided in the Agreement, direct expense of Operator's staff for handling, investigating and settling litigation or claims, handling, filing and prosecuting matters pertaining to governmental and regulatory applications and compliances and discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the Agreement or necessary to protect or recover the Joint Property shall be chargeable to the Joint Account, except that no charge for services of Operator's legal staff shall be made. All other of Operator's staff legal, accounting and engineering expenses are considered to be covered by the overhead provisions of Section III.

        Services which are covered by the overhead charges described in Section III and therefore not chargeable based on the provisions of this Section II.9, include, but are not limited to: (i) services of Technical Employees related to the day-to-day operation of the Joint Property whether or not employed on the Joint Property; (ii) services related to the recording and billing of costs chargeable to the Joint Account; (iii) services related to the collection and disbursement of Joint Property revenues; and (iv) other services customarily provided by the operator under the A.A.P.L. Model Form Operating Agreement and customarily covered by similar charges as those described in Section III.

10.
Taxes

        All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties.

11.
Insurance Program

        Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Workmen's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

12.
Ecological and Environmental.

        Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws or regulations.

13.
Abandonment and Reclamation.

        Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14.
Communications.

        Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 7 of this Section II.

15.
Other Expenditures

        Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section ifi, and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1.
Overhead Charges

        The Operator shall charge the amounts provided for below in this Section III as compensation for administrative, supervision, office services, overhead and warehousing costs, including overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets and other projects required for the development and operation of the Joint Property. Such charges shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 2A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies and the salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel shall be considered as included in such charges except those directly chargeable under Paragraphs 6 and 9, Section II.

  A.
  The Operator shall charge the Joint Account for each drilling well which is operated by the Operator on behalf of Non-Operator a rate per month equal to $3,925 (pro rated for less than a full month), and a proportionate amount of such rate for a drilling well which is owned less than 100% by Non-Operator, such proportionate amount to be based on the net working interest of Non-Operator in such well. Drilling well charges shall be determined on the following basis:

  (1)
  Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling or completion rig is released, whichever is later, except that no charge shall be made during suspension of drilling operations for 15 or more consecutive days.

  (2)
  Charge for wells undergoing any type of workover or recompletion for a period of five consecutive days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig, commence through date of rig release, except that no charge shall be made during suspension of operations for 15 or more consecutive days.

  B.
  The Operator shall charge the Joint Account for each producing well which is operated by the Operator on behalf of Non-Operator a rate per month equal to the Agreed Overhead Charge and a proportionate amount of such rate for a producing well which is owned less than 100% by Non-Operator, such proportionate amount to be based on the net working interest of Non-Operator in such well. Producing well charges shall be determined on the following basis:

  (1)
  An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

  (2)
  Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

  (3)
  A one-well charge may be made for the month in which plugging and abandonment operations are completed on any well.

  (4)
  All inactive wells (including but not limited to inactive gas wells shut in because of overproduction or failure of purchaser to take the production and inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

  C.
  The Operator shall charge the Joint Account a rate or rates (reduced proportionately for the interest of Non- Operator therein) in connection with the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property either (a) on the same terms and conditions as the Operator charges unrelated parties, or (b) a Majority of the Members, knowing the material facts of the transaction and the Operator's interest, authorize, approve, or ratify the charge.

        The well rates provided for in Section III. 1.A. and B. shall be adjusted as of the first day of April each year following the effective date of the Agreement. The adjustment shall be computed by multiplying the rate currently in use by the Overhead Adjustment Index published by COPAS then in effect. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

IV. PRICING OF JOINT ACCOUNT MATERIAL
PURCHASES, TRANSFERS AND DISPOSITIONS

        Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property. Operator shall make timely disposition of idle and/or surplus Material.

1.
Purchases

        Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reason, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.
Transfers and Dispositions

        Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator shall be priced on the following bases exclusive of cash discounts:

  A.
  New Material (Condition A)

  (1)
  Tubular goods, except line pipe, shall be priced at the current new price in effect on date of movement on a maximum carload or barge load weight basis, regardless of quantity transferred, equalized to the lowest published price f.o.b. railway receiving point or recognized barge terminal nearest the Joint Property where such Material is normally available.

    (2)
    Line Pipe

    (a) Movement of less than 30,000 pounds shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property where such Material is normally available.

    (b) Movement of 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph 2A(1) of this Section IV.

    (3)
    Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store or f.o.b. railway receiving point nearest the Joint Property where such Material is normally available.

  B.
  Good Used Material (Condition B)

  Material in sound and serviceable condition and suitable for reuse without reconditioning:

  (1)
  Material moved to the Joint Property

  (a) At 75% of current new price, as determined by Paragraph 2A of this Section IV.

  (2)
  Material moved from the Joint Property

  (a) At 75% of current new price, as determined by Paragraph 2A of this Section IV, if Material was originally charged to the Joint Account as new Material, or

  (b) At 65% of current new price, as determined by Paragraph 2A of this Section IV, if Material was originally charged to the Joint Account as good used Material at 75% of current new price.

  The cost of reconditioning, if any, shall be absorbed by the transferring property.

  C.
  Other Used Material (Condition C and D)

  (1)
  Condition C

  Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at 50% of current new price as determined by Paragraph 2A of this Section IV. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

  (2)
  Condition D

  All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose, shall be priced on a basis comparable with that of items normally used for such other purpose. Operator may dispose of Condition D Material under procedures normally utilized by the Operator without prior approval of Non-Operator.

  D.
  Obsolete Material

  Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be priced on a basis commensurate with its use or at prevailing prices. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

  E.
  Pricing Conditions

  (1)
  Loading and unloading costs may be charged to the Joint Account at the rate of $. 58 per hundred weight on all tubular goods movements, in lieu of loading and unloading costs sustained, when actual hauling cost of such tubular goods are equalized under provisions of Paragraph 5 of Section II.

    (2)
    Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

  F.
  Modifications

  Percentages and prices in Sections B, C and E above will be modified annually per COPAS.

3.
Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property.

4.
Warranty of Material Furnished by Operator

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

        Inventory adjustments shall be made by Operator with the Joint Account for overages and shortages, but Operator shall be held accountable only for shortages due to lack of reasonable diligence.

VI. MISCELLANEOUS

        Notwithstanding any of the foregoing provisions of Paragraphs 2A, 2B and 2C of Section IV, material (including tubular goods, pumping units and other miscellaneous materials) furnished to the Joint Property and material transferred from the Joint Property or disposed of by Operator shall be priced at the prevailing price for comparable material in the area on the date of movement, plus reasonable trucking and handling.

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FIRST AMENDED AND RESTATED OPERATING AGREEMENT MV PARTNERS, LLC
ARTICLE I FORMATION OF LIMITED LIABILITY COMPANY
ARTICLE II CERTAIN DEFINITIONS AND REFERENCES
ARTICLE III CAPITALIZATION
ARTICLE IV ALLOCATIONS AND DISTRIBUTIONS
ARTICLE V COMPANY PROPERTY
ARTICLE VI MANAGEMENT
ARTICLE VII RIGHTS AND OBLIGATIONS OF THE MEMBERS
ARTICLE VIII BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS
ARTICLE IX ASSIGNMENTS OF INTERESTS AND SUBSTITUTIONS
ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION
ARTICLE XI REPRESENTATIONS AND WARRANTIES
ARTICLE XII MISCELLANEOUS
EXHIBIT 5.5
II. DIRECT CHARGES
III. OVERHEAD
IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS
V. INVENTORIES
VI. MISCELLANEOUS